UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Hudson Valley Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2014

We will hold the annual meeting of shareholders of Hudson Valley Holding Corp. a New York corporation (the “Company”), at the Company’s headquarters located at 21 Scarsdale Road, Yonkers, New York on Thursday, May 8, 2014 at 10:30 a.m., local time, for the following purposes:

1.	To elect ten directors of the Company.

2.	To consider a non-binding advisory vote to approve the compensation of Named Executive Officers.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	To act on such other matters as may be properly brought before the meeting or any adjournments, postponements or continuations of the meeting.

The Board of Directors unanimously recommends that you vote:

•	FOR the election of all of the nominees for director;

•	FOR the non-binding approval of the compensation of the Named Executive Officers, and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

The Board of Directors has fixed the close of business on March 25, 2014, as the record date for the meeting. Only shareholders of record at the close of business on this date are entitled to notice of, and to vote at, the meeting or any adjournments, postponements or continuations of the meeting.

All shareholders are invited to attend the meeting. Whether or not you expect to attend the meeting, to ensure your representation at the meeting, you are urged to submit your vote by telephone, over the internet, or by signing, dating and completing the enclosed proxy and mailing it promptly in the enclosed return envelope. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Your vote is important.

April 9, 2014	By Order of the Board of Directors

James P. Blose
Secretary

********************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 2014: THE COMPANY’S NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 AND CORPORATE REPORT ARE AVAILABLE AT: WWW.PROXYDOCS.COM/HVB.

Hudson Valley Holding Corp.

21 Scarsdale Road

Yonkers, New York 10707

PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2014 annual meeting of shareholders of Hudson Valley Holding Corp. (the “Company”). Copies of this proxy statement are being mailed on or about April 9, 2014 to persons who were shareholders of record on March 25, 2014.

The Company, a New York corporation is registered as a bank holding company under the Bank Holding Company Act of 1956. The Company provides financial services through its wholly-owned subsidiary, Hudson Valley Bank, N.A. (the “Bank”), a national banking association, established in 1972. The Company provides investment management services through a wholly-owned subsidiary of the Bank, A.R. Schmeidler & Co., Inc., asset based lending products through a wholly-owned subsidiary of the Bank, HVB Capital Credit LLC, and equipment leasing and lending through a wholly-owned subsidiary of the Bank, HVB Equipment Capital LLC.

Date, Time and Place of Meeting

We will hold the 2014 annual meeting of shareholders on Thursday, May 8, 2014, at 10:30 a.m. local time, at the Company’s headquarters located at 21 Scarsdale Road, Yonkers, New York, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Matters to be Considered at the Meeting

At the meeting we will ask our shareholders to consider and vote upon:

•	the election of ten directors,

•	a non-binding advisory vote to approve the compensation of Named Executive Officers, and

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The shareholders will also consider and vote upon such other matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.

Vote Required

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

A plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote is required to elect directors. With regard to the election of directors, you may vote in favor of, or withhold your vote from, each nominee. A majority of votes cast by the shareholders present in person or by proxy and entitled to vote is required for the non-binding advisory vote to approve the compensation of Named Executive Officers, and for the ratification of the appointment of the independent registered public accounting firm. Abstentions and broker “non-votes” will have no effect on the outcome for any of the proposals.

Voting of Proxies

Shares of our common stock represented by properly executed proxies received in time for the meeting, unless previously revoked, will be voted at the meeting as specified by the shareholders on the proxies. The Company is also offering our shareholders the opportunity to vote by telephone or through the internet. Those shareholders who hold shares through a nominee should refer to instructions on their “Voting Instruction Form”.

Voting By Internet

A registered shareholder can vote, 24 hours a day, 7 days a week until 5:00 p.m. (EDT) on May 7, 2014 at http://www.rtcoproxy.com/hvb. You will need the 9-digit control number included on your proxy card.

Voting By Telephone

A registered shareholder can vote using a touch-tone telephone 24 hours a day, 7 days a week, until 5:00 p.m. (EDT) on May 7, 2014 by calling 1-855-658-0969. You will need the 9-digit control number included on your proxy card.

The internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

To vote your proxy by mail, please sign as instructed on your proxy card, date and mail your proxy card in the envelope provided as soon as possible. Proxies may also be submitted in person at the Company to Wendy Croker, First Vice President, Shareholder Relations, or via facsimile directly to Registrar and Transfer Company at 1-908-272-6835. If a proxy is returned without any voting instructions, the shares represented thereby will be voted in favor of the nominated slate of directors, in favor of the approval of Named Executive Officers compensation, and in favor of the ratification of the appointment of the independent registered public accounting firm, each as recommended by the Board of Directors.

Revocability of Proxies

If you authorize a proxy, you have the power to revoke it at any time before it is voted. You can do so in a number of ways. First, you can send a written notice to our transfer agent, Registrar and Transfer Company (“RTCO”), at the following address stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to RTCO at the following address. Third, you can submit a new proxy via the internet or by telephone, using your 9-digit control number included on your proxy card. You can also attend the meeting and vote in person. You can change your vote as many times as you wish prior to the annual meeting and the last vote received chronologically will supersede any prior vote. You should send any written notice or new proxy card to:

Registrar and Transfer Company

Attn: Proxy Dept

10 Commerce Drive

Cranford, NJ 07016-3572

You may request a new proxy card by calling RTCO at 1-800-368-5948.

Record Date; Shareholders Entitled to Vote; Quorum

Only shareholders of record at the close of business on March 25, 2014, will be entitled to receive notice of and vote at the meeting. As of the record date, 20,036,076 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter on which holders of common stock are entitled to vote. A majority of the outstanding shares of common stock entitled to vote must be represented in person or by proxy at the meeting in order for a quorum to be present.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Directors. The cost of any solicitation will be borne by the Company. Our officers, directors or regular employees may communicate with shareholders personally or by mail, telephone, email or otherwise for the purpose of soliciting proxies. We and our authorized agents will request brokers or other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by these persons and will reimburse their reasonable out-of-pocket expenses in forwarding the material. We are paying AST Phoenix Advisors a fee of $6,500 plus reasonable out-of-pocket expenses, to assist with the solicitation of proxies.

Proposals of Shareholders and Communication with Shareholders

Shareholders of the Company who intend to present a proposal for action at the 2015 Annual Meeting of Shareholders of the Company and include such proposal in the Company’s proxy statement must notify the Company’s management of such intention in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. Such notice must be received at the Company’s principal executive offices not later than December 10, 2014.

Shareholders of the Company who intend to present a proposal for action directly at the 2015 Annual Meeting of Shareholders of the Company outside of the Rule 14a-8 process must notify the Company’s management of such intention. Such notice must be received at the Company’s principal executive offices between January 8, 2015 and February 6, 2015. The notice must be in the manner and form required by the Company’s bylaws.

The Board maintains active communication directly with shareholders. Oral and written inquiries from shareholders and other interested parties are responded to by the First Vice President, Shareholder Relations in consultation with the Secretary or other member of management or the Executive Chairman of the Board. Shareholders and other interested parties who wish to communicate directly with the Board of Directors, any member or members of the Board, including non-management directors or independent directors, or our Lead Independent Director may do so by writing to Hudson Valley Holding Corp., c/o Shareholder Relations, 21 Scarsdale Road, Yonkers, NY 10707 or through the Company’s website at www.hudsonvalleybank.com. The Board also meets with and interacts with shareholders on an ad hoc basis.

The Company’s management has initiated an Investor Relations program which includes quarterly conference calls to present the Company’s earnings and answer questions from the investment community. In addition, the President and Chief Executive Officer and the Chief Financial Officer have meetings with investors on an ad hoc basis. They also have plans to participate in certain Investor Relations events during the course of the year and make presentations to the investment community.

The Board and Management believe this combination of existing programs facilitates effective open communication with the Company’s shareholders and the investment community.

We have adopted a service approved by the Securities and Exchange Commission (the “SEC”) referred to as “householding”, which is designed to reduce duplicate mailings to you and to save printing and postage cost. This rule allows us to send a single set of certain shareholder documents, including the proxy statement and annual report, to any household at which multiple shareholders reside, if we believe the shareholders are members of the same family, unless we receive contrary instructions from you. You will continue to receive individual proxy cards for each individual shareholder.

We will deliver promptly upon written or oral request separate copies of shareholder documents to any shareholder at a shared address to which a single set of those documents was delivered. To receive separate documents in the future, you may call or write Registrar and Transfer Company at 10 Commerce Drive, Cranford, NJ 07016-3572 or 1-800-368-5948. Your continued consent to householding will be presumed unless you notify us that you wish to receive separate documents. We will begin sending separate documents within 30 days after receipt of notice revoking consent. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

We also offer our shareholders a service referred to as e-consent. E-consent offers shareholders electronic access to shareholder meeting materials (Notice of Meeting, Proxy Statement, Annual Report on Form 10-K and Corporate Report) at www.proxydocs.com/hvb rather than receiving in paper form. By electing to receive these materials via the Internet you are helping to conserve the environment, eliminate waste and reduce our postage and print costs.

Shareholders will receive their proxy card; along with voting instruction and the web address where our shareholder meeting materials can be accessed. Your continued consent will be presumed. If a shareholder wishes to sign up for e-consent, you may call or write Registrar and Transfer Company at 10 Commerce Drive, Cranford NJ 07016-3572 or 1-800-368-5948 or email to info@rtco.com.

Other Matters

The Board of Directors knows of no matters that are expected to be presented for consideration at the meeting that are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

PROPOSAL #1: ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed proxy card to vote the shares represented by such proxy for the election of all of the nominees listed below, unless such proxy specifies otherwise. Certain information regarding each nominee is set forth in the table and text below. The number of shares beneficially owned by each nominee is listed under “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 42.

Nominees for the Board of Directors

All directors of the Company serve for a term of one year, until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.

All of the nominees are currently serving as directors. Mr. Matthew A. Lindenbaum was appointed to the Board of Directors on March 24, 2014. The Nominating Committee of the Company reviewed Mr. Lindenbaum’s request for a seat on the Board of Directors and determined that his vast banking knowledge, specifically in the community bank arena, and financial experience would make him a valuable member of the Board. Presently, the Board of Directors consists of ten members. The following table sets forth the names and ages of the nominees, each nominee’s position with the Company, if any, the principal occupation of each nominee, the period during which each nominee has served as a director of the Company and certain other background information about the nominees based on information obtained from each nominee. In addition, described below is each nominee’s particular experience, qualifications, attributes or skills that have led the Board of Directors to conclude that the person should serve as a director of the Company.

Name	Age	Position with the Company and Principal Occupation; Other Directorships	Director of the Company Since	Independent
James J. Landy	59	Executive Chairman of the Board of the Company since May 10, 2012. Previously, Mr. Landy served as President and Chief Executive Officer of the Company from January 2001 to May 2012. Prior to January 2001, Mr. Landy served as	2000	No

Executive Vice President of the Bank and in various other executive capacities with the Bank. He has been employed by the Bank since 1977. Mr. Landy is a director of Sacred Heart Housing Corp., a senior citizen housing company in Yonkers, New York, the Chairman of St. Joseph’s Medical Center, a health care facility in Westchester County, New York and a director and Chairman of the New York Bankers Association, as well as Chairman of the Board of the Friendly Sons of St. Patrick in Westchester County, a fraternal and charitable organization. His commercial banking background for over thirty-five years in conjunction with his leadership ability makes him a valuable member of the Board of Directors. As the Executive Chairman of the Company, he brings to the Board an intimate understanding of the Company’s business and organization and the community we serve. Mr. Landy’s extensive executive management experience within the Company provides the Board with a unique perspective and understanding of the Company’s customers, products and operations of the Company.

Stephen R. Brown	58	President and Chief Executive Officer of the Company since May 10, 2012. Previously, Mr. Brown was Senior Executive Vice President, Chief Financial Officer of the Company from January 2001 to May 2012, Treasurer of the Company from July 2004 to May 2012 and Secretary from May 2010 to May 2012. Prior to 2001, Mr. Brown served in various other executive capacities with the Company and the Bank. He has been employed by the Bank since 1993. Prior to joining the Bank, Mr. Brown held executive management positions with companies in the manufacturing, distribution, transportation and financial services industries with both public and private companies. He is a Certified Public Accountant. Mr. Brown brings over thirty-five years of general business, managerial and commercial banking experience as well as financial expertise to the Board of Directors. His current position with the Company, along with his prior professional experience outside of the Company, provides the Board of Directors with unique insights as to the Company’s operations, policies, development of strategic plans and SEC and public company issues. In addition, he provides the Board with insights and information regarding the operations of the Company, which assists the Board of Directors in providing adequate levels of management oversight.	2000	No

John P. Cahill	55	Counsel at Chadbourne & Parke LLP, a law firm based in New York, New York, since March 2007. Mr. Cahill is also Co-Founder and Principal of the Pataki-Cahill Group LLC, based in New York, New York, a strategic consulting firm established in 2007 focusing on the economic and policy implication of domestic energy needs. From 1995 to 2006, Mr. Cahill served in various capacities in the administration of the Governor of New York George E. Pataki, including Chief of Staff to the Governor, Commissioner of the New York Department of Environmental Conservation and as Chairman of the Environmental Facilities Corporation. He is a trustee for the National September 11 Memorial Museum and serves on the board of various civic and non-profit organizations. Mr. Cahill serves as Lead Independent Director for the Board of the Company. Mr. Cahill’s extensive experience as an attorney in government and in business together with his affiliations and active involvement in various organizations within the Company’s marketplace make him a valuable member of the Board of Directors.	2011	Yes

Mary-Jane Foster	63	Vice President, University Relations, of University of Bridgeport, located in Bridgeport, Connecticut, since May 2009. Ms. Foster was a co-owner and Chief Executive Officer of Westchester Baseball, LLC, an investor group located in Yonkers, New York from 1999 to 2011. She was a principal of Black Rock Investors, LLC, a development and investment firm, located in Bridgeport, Connecticut, from 1995 to 2009. Ms. Foster was also the Co-founder, Owner and Chief Executive Officer of Bridgeport Bluefish Professional Baseball Club based in Bridgeport, Connecticut from December 2005 to October 2008. Ms. Foster’s varied experience including forty years of marketing experience across diverse business sectors (entertainment, law, development and baseball) make her a valuable member of the Board of Directors.	2008	Yes

Gregory F. Holcombe	52	Vice President, BMW Machinery Co., Inc., an investment holding company, since 1994. Mr. Holcombe has developed a deep understanding of the key markets we serve which, together with his extensive business experience and management expertise, make him a valuable member of the Board of Directors.	1999	Yes

Adam W. Ifshin	48	President and Chief Executive Officer of DLC Management Corp., a company property management firm specializing in owning, operating and redeveloping retail shopping centers, located in Tarrytown, New York, since 1991. In addition, Mr. Ifshin is President of Delphi Commercial Properties, Inc., a specialty real estate brokerage firm, President of First Man Investment Securities Corp., a placement agent for real estate investments and a co-founder of DLC UrbanCore, a joint venture created to promote development of retail real estate in under-served, infill and multi-ethnic markets nationwide. Mr. Ifshin serves as a Trustee and Divisional Vice President of the International Council of Shopping Centers, the industry trade association. Mr. Ifshin’s extensive real estate and financial markets experience, together with his vast knowledge of the New York metropolitan marketplace, make him a valuable member of the Board of Directors.	2008	Yes

Matthew A. Lindenbaum	51	Founder and Principal of Basswood Capital Management, LLC, an alternative asset management firm with over $1.3 billion assets under management located in New York City since 1998. In addition, Mr. Lindenbaum is Founder, Vice Chairman and director of Community National Bank, an OTC listed independent commercial bank based in Long Island, New York. Mr. Lindenbaum’s extensive banking experience in the New York metropolitan area and his knowledge and experience in the financial markets and financial services industry provide the Board of Directors with financial expertise and make him a valuable member of the Board of Directors.	2014	Yes

Joseph A. Schenk	55	Senior Advisor at The Carlyle Group, an alternative asset manager with over $160 billion of assets under management located in New York City since October 2012. Mr. Schenk was Chief Executive Officer of First New York Securities LLC, a diversified trading firm located in New York City, from March 2009 to June 2012. From March 2008 to March 2009, Mr. Schenk was Chief Executive Officer at Pali Capital, Inc., a boutique investment banking firm located in New York City. From January 2000 to January 2008, Mr. Schenk served as Executive Vice President and Chief Financial Officer of Jefferies Group, Inc., a full service investment bank and institutional securities firm, located in New York City. Mr. Schenk serves as a Director of Gain Capital Holdings, Inc. a NYSE listed	2013	Yes

		company and a global provider of online trading services, and is Chairman of the Audit Committee. He also serves as a director of Duff & Phelps., a private company which provides valuation services and merger advisory services. He is a Certified Public Accountant (inactive). Mr. Schenk also sits on the Board of Trustees for a number of organizations including the New York Catholic Foundation and St. Joseph’s Seminary. Mr. Schenk’s extensive experience in the financial markets and financial services industry provide the Board of Directors with financial expertise and make him a valuable member of the Board of Directors.

Craig S. Thompson	60	President and principal shareholder of Thompson Pension Employee Plans, Inc., a company located in New York City and specializing in pension administration and investment and insurance sales for over twenty years. Through his business, Mr. Thompson has developed extensive knowledge of pension plans and related businesses, which provides the Board of Directors with unique insights regarding the development of potential customer relationships and opportunities for the Company. In addition to Mr. Thompson’s business experience he has a law degree. This unique combination of experience provides the Board of Directors with a valuable perspective on legal and business management matters.	1988	Yes

William E. Whiston	60	Chief Financial Officer of the Archdiocese of New York, a religious not-for-profit organ-ization, based in New York City, since January 2002. Prior to joining the Archdiocese of New York, Mr. Whiston spent twenty-nine years at Allied Irish Bank, where he served in a number of executive positions, including lending, product development and operations/compliance. Mr. Whiston is also a director of Mutual of America Investment Corporation and Mutual of America Institutional Funds, Inc., private money market funds companies, both based in New York. He is also a Trustee of St. Joseph’s Seminary and a Trustee and Treasurer of the Trustees of St. Patrick’s Cathedral in New York City. Mr. Whiston’s varied business experience in the areas of finance, financial services and e-commerce make him a valuable member of the Board of Directors.	2013	Ye

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH

NOMINEE FOR THE BOARD OF DIRECTORS

Executive Officers

Certain information with respect to executive officers of the Company and of the Bank is set forth below. All executive officers are elected by the Board of Directors and serve at the pleasure of the Board of Directors. Messrs. Landy, Brown, Blose and Indiveri serve as executive officers of both the Company and the Bank, while the other individuals named below are executive officers of the Bank only. Biographical information concerning executive officers who are also members of the Board of Directors is given under the caption “Nominees for the Board of Directors” beginning on page 4.

Name	Age	Position
James J. Landy	59	Executive Chairman of the Board and Director

Stephen R. Brown	58	President, Chief Executive Officer and Director

James P. Blose	45	Executive Vice President, General Counsel & Secretary since October 2013. Prior to joining the Company Mr. Blose served as a partner with the law firm of Griffin, Coogan, Blose, Sulzer & Horgan, P.C., located in Bronxville, New York, since December 2003.

Michael E. Finn	49	Executive Vice President, Chief Risk Officer of the Bank since January 2014. From August 2011 to December 2013, Mr. Finn served as Senior Thrift Advisor for the Office of the Comptroller of the Currency, the national banking regulator. From September 2004 to August 2011, Mr. Finn served as a Regional Director for the Office of the Thrift Supervision, a banking regulator.

Michael J. Indiveri	61	Executive Vice President, Chief Financial Officer since May 2013. Mr. Indiveri serves on the board of directors and is Chairman of the audit committee of Retail Opportunity Investments Corporation, a NASDAQ listed, real estate investment trust, since 2007. From June 2011 to May 2013, Mr. Indiveri was a self-employed consultant providing financial and accounting services to financial companies. From July 2007 to April 2011 Mr. Indiveri was Chief Financial Officer at Amalgamated Bank. From 1997 to 2007 Mr. Indiveri was Executive Vice President and Chief Financial Officer at City & Suburban Federal Savings Bank. Mr. Indiveri is a Certified Public Accountant.

Frank J. Skuthan	60	Executive Vice President, Commercial Banking Group of the Bank since April 2013. From November 2007 to April 2013, Mr. Skuthan served as Executive Vice President, Chief Operating Officer of the Bank. From November 2007 to May 2011, Mr. Skuthan also served as Marketing Director of the Bank. From August 2000 to November 2007, Mr. Skuthan served as Executive Vice President and Marketing Director of the Bank. He has been employed by the Bank since 2000.

John M. Swadba	53	Executive Vice President, Chief Credit Officer of the Bank since July 2013. From June 2011 to June 2012, Mr. Swadba served as a market analyst and strategy consultant with Inveraray Capital Management, a privately owned hedge fund sponsor, based out of Ridgefield, Connecticut. From July 2006 to October 2009, Mr. Swadba was Managing Director, Loan Portfolio Management at Merrill Lynch and Company. From March 2005 to June 2006, Mr. Swadba was Chief Credit Officer of Merrill Lynch Bank US. Prior to that Mr. Swadba served in a variety of global credit management and analysis positions at Merrill Lynch since 1985.

The Board of Directors and Committees of the Board

Corporate Governance

Under the New York Stock Exchange (“NYSE”) independence standards, the Board of Directors has affirmatively determined that Ms. Foster and Messrs. Cahill, Holcombe, Ifshin, Lindenbaum, Schenk, Thompson and Whiston meet the standards of independence for board members. Mr. John A. Pratt, who served on the Board of Directors until May 9, 2013, also met the standards of independence for board members. In addition to the transactions disclosed under “Certain Relationships and Related Transactions” on page 40, the Board of Directors considered the banking relationship that exists between the Bank and Ms. Foster and Messrs. Cahill, Ifshin, Holcombe, Schenk, Thompson and Whiston in determining each director’s independence. Since these banking products and services are provided in the normal course of business and are available on the same basis as to customers in general, the Board of Directors concluded that these relationships do not affect the directors’ independence. The Board of Directors also concluded that those transactions disclosed under “Certain Relationships and Related Transactions” on page 40 do not affect the directors’ independence.

The Company’s Board of Directors convened 13 times in 2013. The Company’s Committees of the Board of Directors include the Audit Committee, the Compensation and Organization Committee and the Nominating Committee. Other policy decisions for the Company and its subsidiaries continue to often be made by the full Board of Directors of the Company or the Bank, or by a standing committee of the Board of Directors of the Bank. All directors attended more than 75 percent of the meetings of the Board and the Committees of the Board on which he or she has served.

The Company’s Board of Directors has adopted a code of ethics for all directors, officers and employees in accordance with SEC and NYSE listing rules. This code of ethics can be found on the Company’s website at www.hudsonvalleybank.com. The Company intends to disclose amendments to, and waivers from, its code of ethics, if any, on the Company’s website at www.hudsonvalleybank.com.

The Company encourages Board members to attend any meeting of Shareholders. All then current Board members were in attendance at the most recent Annual Meeting of Shareholders held May 9, 2013.

Non-management directors meet in regular executive sessions established by the Board. In addition, independent directors meet in executive session at least once a year. Mr. John P. Cahill, the Lead Independent Director, serves as the presiding director at these meetings.

The Nominating Committee establishes the criteria for membership on the Company’s Board of Directors and identifies, evaluates and recommends qualified individuals whose experience and other qualifications will enhance the goals of the Company, for either appointment to the Board or to stand for election at a meeting of the shareholders. The Committee will look to its members, and to other directors for recommendations for new directors when the Committee deems such action necessary or advisable. The Committee may also retain a search firm and will consider individuals recommended by shareholders. The Committee convened 3 times in 2013. In 2013, Messrs. Cahill, Pratt (until May 9, 2013), Whiston (commencing April 4, 2013) and Thompson served as members of the Nominating Committee. Mr. Cahill served as the Committee Chairman. The Nominating Committee charter adopted by the Board of Directors can be found on the Company’s website at www.hudsonvalleybank.com. The Board of Directors determined that each of these directors meets the NYSE standards of independence.

Our Corporate Governance Guidelines (the “Guidelines”), as developed and recommended by the Nominating Committee, set forth our director qualifications standards. The Guidelines provide that when assessing directors the Nominating Committee will consider, among other things, their integrity, independence, diversity of experience, community service, ability to exercise sound judgment, and the ability to make the time commitment necessary to be an effective member of the Board of Directors. The Guidelines also provide that as a general rule, it is the desire of the Board of Directors that directors live and/or work in the communities served by the Bank. The Guidelines further require that directors be experienced in business, financially literate and respected members of their communities, and they are expected to assist the Company in developing new business. The Nominating Committee considers the same qualifications and any additional requirements under our bylaws when assessing potential director nominees. Moreover, directors must have high ethical and moral standards and sound personal finances. Should a director become involved in conduct which is detrimental to the Company’s reputation, he or she should resign from the Board of Directors. Such conduct includes, among other acts, personal bankruptcy, federal or state indictments, convictions of a crime, professional misconduct or unethical practices. In addition, the Guidelines provide that directors should meet both of the following stock ownership requirements: (a) directors must beneficially own a minimum of $25,000 (market value) of the Company’s stock, and (b) within four years of joining the Board of Directors, directors must beneficially own a minimum of $100,000 (market value) of the Company’s stock. All current directors have met this requirement. Upon the recommendation of the Nominating Committee the Company’s Board of Directors has adopted the Corporate Governance Guidelines which can be found on the Company’s website at www.hudsonvalleybank.com.

Diversity is one of the factors that the Nominating Committee considers in identifying qualified individuals for directors. In selecting qualified individuals the Nominating Committee considers, among other factors, that the Board represents a diverse grouping of unique qualifications of specific value to the Company. Our directors are persons who we believe have demonstrated leadership skills and have experience and judgment in areas that are relevant to our business. We believe that their ability to challenge and stimulate management and their dedication to the affairs of the Company collectively serve the interests of the Company and its shareholders. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of qualified individuals for directors.

Shareholders may propose qualified individuals for consideration by the Company’s Board of Directors by submitting same, in writing, to the Chairman of the Nominating Committee, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. Also see “Proposals of Shareholders and Communication with Shareholders” on page 3.

The Compensation and Organization Committee is charged with the responsibility for: the annual review and approval of all forms of compensation for the Named Executive Officers and other key executives of the Company and its subsidiaries, including but not limited to salary, benefits, bonuses and equity-based compensation; the review and approval of all equity compensation plans and amendments, including recommendation to the Board to approve such plans, and submit them to shareholders for approval as it deems appropriate or required; the review and recommendation to the Board regarding the compensation polices for all employees of the Company, the annual management incentive plans and other bonus plans proposed by management, as well as the general compensation goals and guidelines for the Company’s employees and the criteria by which bonuses for the Company’s employees are determined; the review and recommendation to the Board regarding the Company’s employment and severance policies; and review and approval of all employment agreements for executive officers and any amendments thereto. The Compensation and Organization Committee also reviews and approves all forms of compensation to the Company’s non-employee directors. The Committee convened 10 times in 2013. In 2013, Messrs. Cahill, Holcombe, Ifshin, Thompson and Whiston (commencing April 4, 2013), served on this Committee. Mr. Thompson serves as Chairman of the Committee. The Board of Directors has determined that each of these directors meets the NYSE standards of independence, including the heightened standards of independence for compensation committee members. The Compensation and Organization Committee charter adopted by the Board of Directors can be found on the Company’s website at www.hudsonvalleybank.com.

The Compensation and Organization Committee oversees the Company’s compensation programs. Our compensation programs include programs designed specifically for our executive officers. The Committee evaluates the performance of executive officers and makes all final compensation decisions for executive officers. The Committee utilizes independent, qualified consultants to provide research, analysis and recommendations to the Committee regarding executive officers compensation. The consultants assist the Committee in designing compensation plans, analyzing industry survey and comparative data, setting performance goals and determining the mix (salary, non-equity incentive award, equity incentives) and total amount of compensation. See “Executive Compensation—Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement for more information regarding the Committee’s role in determining executive compensation.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee also has responsibility for reviewing compliance with the Company’s business ethics and conflict of interest policies. The Audit Committee has the responsibility for and authority to select and terminate the Company’s independent registered public accounting firm and approve their fees and expenses. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.hudsonvalleybank.com. The Committee convened 6 times in 2013. In 2013, Audit Committee members were Ms. Foster (until May 9, 2013), Messrs. Ifshin, Schenk (commencing April 4, 2013) and Thompson. Mr. Thompson served as Chairman of the Committee until May 9, 2013 at which time Mr. Schenk became the Committee Chairman. The Board of Directors determined that each of these directors meets the NYSE and SEC standards of independence for Audit Committee members.

Under the requirements of the NYSE rules, which the Audit Committee meets, all Audit Committee members must be financially literate and one member must have accounting or related financial management expertise. The Board has determined that Mr. Schenk meets the SEC standards as “financial expert”.

Board Leadership Structure and Role in Risk Oversight

Although our bylaws do not specifically separate the Executive Chairman from the position of Chief Executive Officer (“CEO”), James J. Landy was appointed Executive Chairman in May 2012. Stephen R. Brown currently serves as our CEO.

We believe it is the CEO’s responsibility to run the Company and the Executive Chairman’s responsibility to oversee the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an Executive Chairman whose principal job is leading the Board.

Pursuant to the Company’s bylaws, the Executive Chairman shall:

•	supervise the carrying out of the policies adopted or approved by the Board;

•	have general powers, as well as the specific powers conferred by the Company’s bylaws; and

•	have and may exercise such further powers and duties as from time to time may be conferred upon or assigned by the Board of Directors.

We believe our CEO and our Executive Chairman have an excellent working relationship that has allowed Mr. Brown to focus on the challenges that the Company is facing in the current business environment. By clearly delineating the role of the Executive Chairman position in our bylaws, we ensure there is no duplication of effort between the CEO and the Executive Chairman. We believe this provides strong leadership for our Board, while also positioning our CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders.

Our Board has eight independent members. We have three Board committees comprised solely of independent directors. We believe that the number of independent, experienced directors that make up our Board, along with the oversight of the Board by the Executive Chairman, benefits our Company and our shareholders.

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with this strategy. While the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Our Board determines the best board leadership structure for our Company. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We believe our current leadership structure, with Mr. Brown serving as CEO and Mr. Landy serving as Executive Chairman of the Board, is the optimal structure for our Company at this time.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Introduction

This section explains how we compensate the Named Executive Officers listed in the Summary Compensation Table that follows. Compensation for our Named Executive Officers is determined by the Compensation and Organization Committee of the Board of Directors (the “Compensation Committee”).

Objectives of Hudson Valley Holding Corp.’s Compensation Programs

The primary objectives of the Company’s executive compensation program are to attract, retain, motivate and reward executives capable of leading the Company in achieving its business objectives and annual goals. The Company’s program is intended to measure and reward past performance of the Named Executive Officers and encourage a long-term perspective that aligns their interests with those of our shareholders.

Our executive compensation program goals are designed to:

•	Closely align executives’ interests with the long-term interests of shareholders;

•	Provide market competitive compensation in order to attract and retain highly qualified executives that can lead the Company in achieving its business goals;

•	Recognize and differentiate individual and team performance;

•	Motivate and reward superior performance;

•	Balance rewards for short-term and long-term results to ensure sustainable performance over time;

•	Encourage exceptional business performance without encouraging excessive risk taking;

•	Align incentives with Hudson Valley Bank’s profitability, and

•	Create a meaningful ownership stake among key employees.

We have historically compensated Named Executive Officers through a combination of base salary, non-equity incentive awards, equity awards, retirement plans and other personal benefits designed to be competitive with comparable employers.

The compensation program for our Named Executive Officers and other senior officers provides performance-incentive awards that are aligned with specific business goals and objectives. The 2013

Annual Incentive Program provided for cash and equity awards based on achievement of predefined Company and individual goals. For 2014, in addition to providing time-based restricted stock to our executives with longer term vesting, we have also implemented performance-based restricted stock grants tied to a performance goal, in each case designed to align executives with shareholder interests. Awards are determined based on an assessment of a combination of the Company, department and individual performance and all awards are subject to the discretion of the Compensation Committee.

Best Practices

To support our goals of encouraging long-term value creation, further aligning executives’ interests with the interests of our stockholders and ensuring good governance practices, our executive compensation program supports many best practices:

•	Pay-for-performance. A substantial percentage of each of our named executive officer’s total target direct compensation is variable, performance-based compensation.

•	Performance measures support strategic objectives. The performance measures we used for our annual incentive plan reflect strategic, financial, operating and business development objectives we believe will create long-term value for our stockholders.

•	Appropriate risk-taking. We set achievable performance goals that are centered around our internal financial plan, which we believe will not encourage risk taking outside the range of risk inherent in our business plan.

•	Clawback provisions. Incentive compensation is subject to clawback.

•	Anti-hedging policy: We have implemented an anti-hedging policy for the executive officers.

•	Ownership guidelines: We encourage executives and directors to have and hold stock in our Company by maintaining robust stock ownership guidelines and a newly implemented holding requirement.

•	No golden parachute excise tax gross-ups. We have not entered into any agreements which provide a golden parachute excise tax gross-up in the event of a change in control.

•	New Long-Term Incentive Program: We implemented a new equity incentive program (replacing the equity portion of our Annual Incentive Plan) that will focus executives on forward-looking performance by conditioning vesting of a portion of restricted stock on the Company’s relative Return on Assets.

2013 Advisory Vote on Executive Compensation

At the 2013 Annual Meeting of Shareholders, stockholders were provided the opportunity to cast an advisory vote on the compensation of the Named Executive Officers and approximately 96.4% of the votes cast on such proposal were voted in favor of such compensation. The Compensation Committee takes into consideration the outcome of “say-on-pay” votes when determining subsequent compensation polices and decisions and acknowledged the votes as indicative of shareholder support for the Company’s executive compensation program. Even with this level of support, the Compensation Committee determined to update our Annual Incentive Program to provide for grants of performance-based equity awards consistent with current best practices commencing in 2014, as discussed in further detail below. The Compensation Committee intends to review the outcome of the 2014 advisory vote and future advisory votes on the compensation of the Named Executive Officers as one of the relevant factors in structuring the Company’s executive compensation program.

Role of the Compensation Committee, Independent Consultant and Management

Role of the Compensation Committee

As discussed in the Governance Section of the Proxy, the Board of Directors established the Compensation Committee to, among other things; establish, review, and approve the compensation levels of Named Executive Officers, evaluate the performance of Named Executive Officers and certain other officers, and address other executive compensation-related matters for the Company. The Compensation Committee ensures that the total compensation paid to executives is fair, reasonable, and performance-based while aligning with shareholder interests.

The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other Named Executive Officers, including base salary, annual incentive, long-term equity incentives, benefits and other perquisites. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Compensation Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Compensation Committee reviews its decisions with the full Board of Directors.

The Compensation Committee has the sole authority and access to resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Compensation Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation and meets periodically with the compensation consultant independently of management.

Role of the Compensation Consultants.

The Compensation Committee retained the services of Pearl Meyer & Partners (“PM&P”) to serve as the Committee’s independent advisor through June 2013. During 2013, PM&P provided ad hoc assistance to the Compensation Committee related to Chairman, CEO and Board pay. The Company did not utilize the services of PM&P for any purposes other than consulting with respect to our executive and director compensation.

In July, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as independent advisor to the Committee. During 2013, Meridian assisted the Compensation Committee with 2014 incentive plan designs, change in control arrangements for certain employees, and proxy disclosure. The Company does not utilize the services of Meridian for any purposes other than consulting with respect to our executive and director compensation.

The Compensation Committee Chair has regular contact with its independent consultants outside meetings as appropriate. The Compensation Committee has considered all relevant factors, including the six factors listed in Section 10C-1(b)(4) of the Exchange Act, and determined that no conflict of interest exists with respect to Meridian or PM&P.

Role of Management.

Although the Compensation Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Compensation Committee. Input may be sought from the Executive Chairman, Chief Executive Officer or others to ensure the Compensation Committee has the information and perspective it needs to carry out its duties.

In particular, the Compensation Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers’ performance. Although executives may provide insight, suggestions or recommendations regarding executive compensation, executives are not present during the Compensation Committee’s deliberations or voting on their own compensation. Only Compensation Committee members vote on decisions regarding Named Executive Officer compensation. The Compensation Committee regularly meets in executive session without management present.

Executive Compensation Market Review

The Compensation Committee reviewed general market pay ranges when determining Mr. Brown’s compensation. The data was not based on a specific peer group of companies. The data reflected typical compensation ranges at banks of a similar size and in our general geographic region. Mr. Brown’s salary remained unchanged from 2012. The Compensation Committee reviewed general market trends when setting compensation for the other Named Executive Officers, however, a specific benchmarking study was not conducted for those positions in 2013.

Review of Named Executive Officer Performance and 2013 Compensation Decisions

Our Named Executive Officers for 2013 were:

•	Stephen R. Brown, President, Chief Executive Officer & Director

•	Michael J. Indiveri, EVP, Chief Financial Officer

•	James J. Landy, Executive Chairman of the Board

•	Andrew J. Reinhart, Corporate Controller & former Interim Chief Financial Officer

•	Vincent T. Palaia, EVP, Asset Recovery and Loan & Asset Purchases of the Bank

•	Frank J. Skuthan, EVP, Commercial Banking Group of the Bank

Each year the Compensation Committee reviews each element relating to Named Executive Officer compensation. Members of the Compensation Committee have the opportunity to interact with the Named Executive Officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance. This interaction is further supplemented by input from the Board which also regularly interacts with the Named Executive Officers.

Each year the CEO presents to the Compensation Committee his evaluation of each Named Executive Officer, other than himself and the Executive Chairman, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation, and a review of the achievement of individual and Company performance, the Compensation Committee makes its own assessments and determines the compensation for each Named Executive Officer.

Similarly, the Compensation Committee reviews the performance of both the CEO and Executive Chairman relative to achievement of individual and Company performance. Following such review the Compensation Committee makes its own assessment and determines the compensation for both the CEO and Executive Chairman. Neither the CEO nor the Executive Chairman participates in the Compensation Committee’s deliberations regarding their own compensation nor are they present when such deliberations take place.

Base Salaries

The Compensation Committee establishes the base salaries of the Named Executive Officers considering the performance of the Named Executive Officers with the goal of being market competitive. In each case, the Compensation Committee takes into account the scope of responsibilities and experience of the particular officer, and balances them against competitive salary levels.

The Named Executive Officers did not receive annual base pay increases for 2013, with the exception of Mr. Skuthan. Mr. Skuthan’s base salary was increased 8.62% to reflect his new role and responsibilities. Mr. Landy’s base salary was reduced to further align his compensation with typical market pay for his role as he transitioned to Executive Chairman.

Incentive Plan

The Incentive Plan is intended to promote and reward the achievement of performance objectives and to align the interests of participants, including the Named Executive Officers, with shareholders. The Plan focuses on financial and strategic measures that are critical to the Company’s success and are intended to encourage teamwork and collaboration across business lines.

Awards are determined based on a combination of Company and individual performance and paid out in cash and equity. Target annual incentive awards under the 2013 Incentive Program were established by the Compensation Committee to reflect each executive’s responsibilities and general market practices as a percentage of each Named Executive Officer’s base salary as follows:

Named Executive Officer	Cash Incentive (As a % of Base Salary)	Equity Incentive (As a % of Base Salary)	Total Annual Incentive (As a % of Base Salary)
Stephen R. Brown	55%	50%	105%
Michael J. Indiveri*	40%	35%	75%
Andrew J. Reinhart	30%	20%	50%
James J. Landy**	40%	35%	75%
Frank J. Skuthan	40%	35%	75%
Vincent T. Palaia	40%	35%	75%

*	Mr. Indiveri’s annual incentive was prorated based on his hire date.
**	Mr. Landy’s goals were slightly different than those established for the other Named Executive Officers.

The maximum incentive opportunity for each Named Executive Officer for 2013 was 150% of his target award. Threshold performance would result in a payout of 50%. Below threshold performance would result in no payout. When establishing the level of potential award opportunity for each Named Executive Officer, the Compensation Committee considers the individual level of responsibility, including the ability to impact the Company’s financial, strategic and operational objectives, as well as internal comparability, retention goals and competitive considerations.

The Compensation Committee approved the goals for 2013 following its assessment of the appropriateness of the goals that were proposed by the CEO and the management team. The goals were developed to reflect the Company’s overall annual and long-term business goals, as reviewed and discussed by the management team with the Board.

Incentive payouts under the 2013 Incentive Program are determined by a two-step process. First, the incentive pool must fund based on net income performance. If threshold performance is not achieved, no cash or equity awards will be paid. Once the threshold net income is achieved, an incentive pool is funded and awards are paid out based on performance of objectives set forth on a balanced scorecard. The Committee reserves the right to apply discretion to the 2013 Incentive Program as needed to reflect the business environment, market conditions, as well as budgetary, compliance, and risk management considerations.

Incentive Pool Funding

The incentive pool is funded based on net income performance. The pool is funded 50% of target for threshold performance (80% of net income budget), 100% of target for target performance (100% of net income budget) and 150% of target for maximum performance (125% of net income budget). The pool is scaled for performance between threshold, target and maximum. Performance below threshold (i.e. 80% of net income budget) will result in 0% payouts under the 2013 Incentive Program.

Balanced Scorecard of Strategic Initiatives

Once the pool funding is established, executive performance is measured based on a “balanced scorecard” structure including a portfolio of performance goals that are intended to support our business plan. Performance goals are established at three levels (threshold, target, and maximum) to correspond with our strategic objectives and budgetary plans. The goals are recommended in conjunction with budget and planning and approved by the Compensation Committee. For 2013, the following goals were established:

Goal Weighting

Each executive’s annual bonus opportunity is based on weightings appropriate to their specific roles and responsibilities.

Named Executive Officer	Loan Origination and Diversification	Efficiency	Asset Quality	Progress in Resolving Written Agreement	Specific Initiatives
Stephen R. Brown	20%	20%	20%	20%	20%
Michael J. Indiveri	25%	20%	15%	20%	20%
Andrew J. Reinhart					100%
Frank J. Skuthan	30%	15%	15%	20%	20%
Vincent T. Palaia	20%	15%	25%	20%	20%

Note: Mr. Landy’s goals are outlined in the section below. Mr. Reinhart’s goals are established for his role as Controller, there were no additional goals established for his role as Interim CFO.

Scorecard Targets and Results

The Compensation Committee and Company management established performance targets and ranges based on overall corporate strategy and budgets. The table below summarizes the performance measures, performance ranges and 2013 achievements. A significant achievement for 2013 was the termination of the Formal Written Agreement (the “Formal Agreement”) by the Office of Comptroller of Currency (the “OCC”), which was achieved on October 31, 2013.

Company Performance Metrics
Performance Measure	Threshold	Target	Maximum	Achievement Percentage

Loan Origination and Diversification	$332 Million	$415 Million	$518.7 Million	50%-100%

Efficiency	None	Sale or Closing of Certain Branches	Other Branch Consolidations	115%

Asset Quality	30% of Risk Based Capital	27.5% of Risk Based Capital	25% or less of Risk Based Capital	120%

Progress on Formal Agreement	Achievement of certain goals related to Formal Agreement			110%

Individual Goals	Varies by Individual			Varies

Mr. Landy’s Annual Incentive Goals and Performance

Mr. Landy’s incentive award was defined based on the following measures:

Performance Metrics and its Weighting (%)
Performance Measure	Weighting	Target	Actual	Actual Performance Achieved
Loan Production	20%	$20,000,000	$27,511,100	138%

Business Development Board Production	20%	20% Increase	Achieved	100%

Trust Production	20%	$15,000,000	$0	0%

Company Profitability	15%	Budget Net Income	Partially Achieved	75%

Formal Agreement	25%	Lifting of Formal Agreement	Achieved	100%

Compensation of Named Executive Officers

Set forth below is information regarding compensation earned by or paid or awarded to our Named Executive Officers during the year ended December 31, 2013. The chart below breaks down total target direct compensation by element for each Named Executive Officer for the 2013 Incentive Program approved by the Compensation Committee in 2013. For purpose of this table, “Pay Mix” represents the percentage of target total direct compensation for each element. A large portion of pay is tied to financial and strategic performance and other goals believed to be related to increasing shareholder value. Consequently, actual compensation may vary from targeted compensation based on performance achievement against these goals.

Components of Total Direct Compensation at Target
Name and Principal Position	Salary		Annual Cash Incentive		Total Cash Compensation		Long-Term Incentive		Total Direct Compensation
	($)	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix
			($)		($)		($)		($)
Stephen R. Brown President and Chief Executive Officer	505,000	49%	277,750	27%	782,750	76%	252,500	24%	1,035,250	100%
Michael J. Indiveri Executive Vice President and Chief Financial Officer	300,000	57%	120,000	23%	420,000	80%	105,000	20%	525,000	100%
Andrew J. Reinhart Corporate Controller and former Interim Chief Financial Officer	230,265	67%	69,080	20%	299,345	87%	46,053	13%	345,398	100%
James J. Landy Executive Chairman	275,000	57%	110,000	23%	385,000	80%	96,250	20%	481,250	100%
Frank J. Skuthan Executive Vice President, Commercial Banking Group of the Bank	315,000	57%	126,000	23%	441,000	80%	110,250	20%	551,250	100%
Vincent T. Palaia Executive Vice President, Asset Recovery and Loan & Asset Purchases of the Bank	300,000	57%	120,000	23%	420,000	80%	105,000	20%	525,000	100%

Incentive Program Results for 2013

The Incentive Program funded at 75% based on 2013 net income (as adjusted for a goodwill impairment charge). Taking into consideration Company performance based on the goals established above, the Compensation Committee reviewed the performance of the CEO and the Executive Chairman in light of the goals established. The Compensation Committee then reviewed the CEO’s evaluation of the performance of each Named Executive Officer other than himself and the Executive Chairman, and their individual attainment of the specific performance metrics. Based upon this review, the Committee determined the incentive award, in each case as follows:

Named Executive Officer	Net Income Pool Funding Results	Individual Balanced Scorecard Results	Total Achievement (% of target)	Total Equity Payout [1]	Total Cash Payout
Stephen R. Brown	75%	106.0%	79.5%	$191,179	$210,296
Michael J. Indiveri[2]	75%	101.5%	76.2. %	$46,688	$53,312
James J. Landy	75%	87.5%	65.6%	$63,164	$72,188
Andrew J. Reinhart	75%	103.6%	77.7%	$35,783	$53,675
Frank J. Skuthan	75%	72.0%	54.0%	$59,535	$68,040
Vincent T. Palaia	75%	88.0%	66.0%	$69,300	$79,200

Note: Scorecard results vary based on achievement of specific initiatives and loan origination and diversification performance results for the appropriate business unit for each executive.

1.	This non-required disclosure reflects the value of restricted shares and restricted share units granted in 2014 based upon 2013 scorecard performance. These amounts will be reflected in the Summary Compensation Table in the Company’s proxy statement filed in connection with its 2015 annual meeting.
2.	The Committee exercised discretion to increase Mr. Indiveri’s scorecard performance results payout by 15% (to 101.5%) to recognize the assumption of certain responsibilities and execution of strategic initiatives that enabled the Company to achieve other important goals.

The total equity payout under the 2013 Incentive Program was made in the form of 50% time-based restricted shares and 50% performance-based restricted stock units granted on February 20, 2014. The time-based restricted shares vest in equal one-third increments commencing on the first anniversary of the grant date, and the performance-based restricted stock units are subject to cliff vesting at the end of a three year performance period based on achievement of pre-established performance goals. See below under “Implementation of the 2014 Long-Term Incentive Plan” for additional information regarding these awards. The equity portion of the 2013 Incentive Program was paid out in time-based Restricted Stock and performance-based Restricted Stock Units consistent with the new program format approved by the Committee for 2014 and discussed under “Implementation of the 2014 Long-Term Incentive Plan”.

Implementation of the 2014 Long-Term Incentive Plan

During 2013, the Compensation Committee decided, after consultation with its independent consultant Meridian, to differentiate the long-term incentive plan and the short-term incentive plan. Therefore, the Company has implemented a new incentive plan design in 2014.

The new Annual Incentive Plan operates the same as described above and results in cash incentives. The Long-Term Incentive Program (“LTIP”) has been established separately from the Annual Incentive Plan. The LTIP, in addition to time-based restricted stock, will include performance-based restricted stock units that will pay out based on future performance. Historically and going forward, long-term incentive awards are granted to balance five key goals:

•	Reward performance

•	Encourage stock ownership

•	Retain top performers

•	Align participant interests with shareholder interests

•	Reinforce sound risk management

The Company grants long term equity awards to participants based on their role and market practice. Performance that increases shareholder value and economic profit to the Company determines award amounts. The table below summarizes LTIP award targets as a percent of base salary based on market data for participating roles. Actual award grants will vary from target to reflect performance.

Role/Tier	LTIP Award Targets (% of Base Salary)
Chief Executive Officer (CEO)	50%
Executive Management	35%
Senior Management	20%

LTIP awards will be granted as a combination of performance and time vested equity that is designed to achieve the Company’s performance, ownership and retention goals. Fifty (50%) percent of the target award will be granted as performance based restricted stock units (“Performance Units”). Performance Units will vest based on the Company’s return on assets (“ROA”) compared over three years to an industry comparator group comprised of banks in our geographic region with assets ranging from $1 to $10 billion. The potential vesting of Performance Units is as follows:

•	If the Company’s average ROA over three years compared to the peer group is less than the 36th percentile, no Performance Units will vest;

•	If the Company’s average ROA over three years compared to the peer group is equal to the 36th percentile, 50% of the target Performance Units will vest;

•	If the Company’s average ROA over three years compared to the peer group is equal to the 50th percentile, 100% of the target Performance Units will vest; and

•	If the Company’s average ROA over three years compared to the peer group is equal to or greater than the 75th percentile, 150% of the target Performance Units will vest.

To the extent that the Company’s average ROA over three years compared to the peer group falls between the 36th and 50th percentiles, or the 50th and 75th percentiles, the number of Performance Units that will vest will be determined using a straight line interpolation method.

The Performance Units reward future Company performance and allows for alignment with shareholders through a long-term performance perspective.

Fifty (50%) percent of the award will be granted in the form of time-based restricted stock. This portion of the award reflects a combination of Company and individual performance during the previous fiscal year (“Look-Back” Perspective). These awards allow the recognition of individual performance and further create an ownership and retention perspective.

The combination of Performance Units and time-based restricted stock allows the Company to recognize past and current performance with awards subject to future vesting for retention, while also focusing on long term, sustainable performance that is not earned until the completion of a multi-year performance period.

Performance Units cliff vest after three years to reflect actual performance of the Company with respect to relative ROA. Time based awards vest in annual one-third increments commencing with the first anniversary of the grant date. All awards granted under the LTIP are subject to a one-year holding period following vesting during which time participants cannot sell the acquired award shares. This practice helps the Company support its ownership goals and aligns with the time horizon of risk and clawback features.

Mr. Brown’s Promotion Grant

In February 2013, the Committee awarded Mr. Brown a restricted stock promotion grant of 66,000 shares in consideration for his promotion to President and CEO during 2012. Two-thirds of the restricted stock award is performance-based and vests in increments which are contingent upon achievement of the termination of the Formal Agreement and other Board-approved corporate goals. 22,000 of Mr. Brown’s restricted shares vested upon the termination of the Formal Agreement in October 2013 and 11,000 of Mr. Brown’s restricted shares vested upon achievement of certain Board-approved corporate goals. Any shares which remain unvested due to the failure to achieve separate corporate goals will be forfeited on the fourth anniversary of the grant date. The remaining one-third of the promotion grant consists of time-based restricted stock and vests over a period of four years on the anniversary of his appointment to CEO in increments of 15%, 15%, 35%, and 35%.

Mr. Indiveri’s Sign-On Grant

In May, 2013, Mr. Indiveri was awarded 7,500 restricted shares, consistent with our typical practice for new executives. Half of the award is subject to time-based vesting over four years (20% vesting on each the first and second anniversary of the grant and 30% vesting on each the third and fourth anniversary of the grant). The other half of the award was performance-based and vested upon the termination of the Formal Agreement.

Executive Chairman Compensation—James J. Landy

The Committee worked with its compensation consultant to review market data for the Executive Chairman position within the banking industry. The Committee reviewed data provided by its compensation consultant that reflected market pay for banks having assets between $1 billion and $6.5 billion where there was a separate Executive Chairman and Chief Executive Officer. Based on the data provided, the Committee set Mr. Landy’s base salary near the median market data at $275,000.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the eligible employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical including pharmaceutical, dental, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and life insurance. All employees, including Named Executive Officers, contribute to the cost of some of these plans. We offer a qualified 401(k) savings and profit sharing retirement plan. All Company employees, including Named Executive Officers, are generally eligible for this plan. The Compensation Committee determines the contribution to the profit sharing plan and the 401(k) matching contribution annually as reflected in the All Other Compensation Table on page 28.

Supplemental Employee Retirement Plan

The Company provides supplemental retirement benefits to Named Executive Officers and certain other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are frozen for new participants, are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.

Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual base salary paid to the officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company. Messrs. Landy and Brown have a $400,000 salary cap for determination of their benefits under the SERP.

Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan and Messrs. Brown and Skuthan are participants in the 1997 Supplemental Retirement Plan. Mr. Reinhart is a party to a Supplemental Deferred Compensation Agreement with the Company which provides for a supplemental retirement benefit payable over a 15 year period following retirement subject to vesting conditions. For more information, see below under “Pension Benefits.” Mr. Indiveri is not currently eligible to participate in the SERP.

Personal Benefits

Each Named Executive Officer is provided certain additional benefits which includes the use of a company-owned automobile. The automobile facilitates Named Executive Officers’ travel between our offices, to business meetings with customers and vendors. Named Executive Officers may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the Named Executive Officer, and we include this in the amounts of income we report to the Named Executive Officers and the Internal Revenue Service. We also support and encourage certain Named Executive Officers to hold a membership in one local country club for which we pay dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows Named Executive Officers to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Named Executive Officers. Because the club memberships are used at our expense only for business entertainment, we do not include them as benefits in the Summary Compensation Table on page 27.

Severance Plans

Except for the new Change in Control Agreements described below, the Company has no severance plan or individual severance arrangements in place for any of its Named Executive Officers.

Employment Agreements and Arrangements

The Company has no employment agreements or employment arrangements in place for any of its Named Executive Officers.

Change in Control Agreements

In the first quarter of 2014, the Compensation Committee approved Change in Control Agreements (each, a “Change in Control Agreement”) with Messrs. Brown and Indiveri as well as several other executive officers. The Change in Control Agreements provide certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control (as such term is defined in the Change in Control Agreement). Each such Change in Control Agreement remains in effect until the executive’s employment is terminated prior to the occurrence of a change in control, or termination of the executive’s employment within two years after a change in control.

If an executive’s employment is terminated without “cause”, or the executive resigns for “good reason” (each term as defined in the Change in Control Agreement), within two years following the occurrence of a change in control at a time when the Change in Control Agreement is in effect, the Company will make payments and provide benefits as follows:

•	For Mr. Brown, a lump sum cash severance equal to three times (a) the sum of his annual base salary as in effect immediately prior to termination of employment, and (b) the target amount of his annual incentive award.

•	For Mr. Indiveri, a lump sum cash severance equal to two times (a) the sum of his annual base salary as in effect immediately prior to termination of employment, and (b) the target amount of his annual incentive award.

•	A pro-rated portion of the executive officer’s target annual incentive award for the year in which the termination occurs.

•	For Mr. Brown, continued participation for three years following termination for the executive, his spouse and his dependents under the health care plans and life insurance plans which are sponsored by the Company (substantial equivalent medical coverage if the covered officer cannot continue participation on our plans).

•	For Mr. Indiveri, continued participation for two years following termination for the executive, his spouse and his dependents under the health care plans and life insurance plans which are sponsored by the Company (substantial equivalent medical coverage if the covered officer cannot continue participation on our plans).

The Change in Control Agreements to which Mr. Brown and Mr. Indiveri are a party do not include excise tax gross-up provisions. The Change in Control Agreement includes a “best net” cutback clause which provides that in the event that the total payments following a change in control would require the executive to pay an excise tax under Section 4999 of the Internal Revenue Code, as amended, then the total payments paid to the executive will be the greater of (i) a payment equal to the amount which would not result in the payment of an excise tax by the executive under Section 4999, and (ii) a payment equal to the greatest after tax amount payable to the executive after taking into account any excise tax imposed under Section 4999.

As a condition to receiving any of the payments or benefits described above, the executive officer must first sign and deliver a release of claims to the Company.

The Change in Control Agreements are not employment agreements. The Company is permitted to terminate any executive officer’s employment at any time prior to a change in control, with or without cause, without triggering any payment obligations under the Change in Control Agreements.

Change in Control Provision Under SERP

In addition to potential payments under the Change in Control Agreement, the SERP, provides for the acceleration of a participant’s age under the SERP should a change in control of the Company occur. Each of Messrs. Brown, Landy, Palaia and Skuthan participate in the SERP and would receive this benefit upon a change in control. Mr. Reinhart’s supplemental retirement benefit also vests upon a change in control of the Company. These provisions are intended to help the Company retain key employees by providing such individuals greater assurance regarding their retirement benefits and to align the interests of shareholders and management. See “Potential SERP Payments upon Termination or Change in Control” on page 32 for more information.

Stock Ownership Guidelines

Executives and directors are subject to stock ownership guidelines to encourage and demonstrate commitment and alignment with shareholder interests. In this regard the CEO is required to own a minimum of 2.5 times his annual salary in shares of the Company, while other Named Executive Officers (with the exception of Mr. Reinhart) are required to own one times their annual salary in shares in the Company. Mr. Reinhart is only required to hold $25,000 in shares in the Company.

Holding Requirement

Additionally, the Named Executive Officers are required to hold all awards earned through the Long-Term Incentive Plan (beginning with the 2014 grants), for one year following the date the awards vest.

Anti-Hedging Policy

Named Executive Officers are prohibited from engaging in short sales of the Company’s securities. Additionally, the Named Executive Officers may not engage in transactions in publicly traded options in the Company’s securities such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Clawback Policy

In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as a result of misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE) each of the Named Executive Officers who participate in the incentive program shall reimburse the Company for part or the entire incentive award made to such participants on the basis of having met or exceeded specific goals for performance periods.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the CEO and certain other highly compensated executive officers unless the compensation qualifies as performance-based compensation as described in Section 162(m) and the related regulations. We have structured certain compensation paid to certain of our Named Executive Officers in a manner intended to qualify for deductibility under Section 162(m), including (i) certain compensation expense related to options granted pursuant to the Company’s 2002 Stock Option Plan (the “2002 Plan”), and (ii) certain restricted stock awards made pursuant to the 2010 Omnibus Incentive Plan.

Although we have generally attempted to structure executive compensation in a manner intended to preserve deductibility under Section 162(m), we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it may result in the non-deductibility of certain compensation under the Code.

Compensation Committee Report

The Compensation and Organization Committee (“Committee”) of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by the SEC rules to be included in this Proxy Statement. Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis beginning on page 13 be included in this Proxy Statement.

Craig S. Thompson, Chairman

John P. Cahill

Gregory F. Holcombe

Adam W. Ifshin

William E. Whiston

Compensation of Named Executive Officers

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the Named Executive Officers for fiscal 2013, 2012 and 2011, including the dollar value of the executive’s: (i) annual base salary; (ii) earned non-equity incentive award; (iii) the grant date fair value, calculated in accordance with FASB ASC Topic 718 for equity, if any, granted in those years; (iv) the aggregate change in the present value of the accumulated benefit under the non-qualified supplemental retirement plan during the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year. Grant date fair value of the stock awards reported below is determined using the closing market price on the date prior to grant. Additional information concerning our accounting for stock awards is included in Note 11 of the Notes to the Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K.

Name and Principal Position		Salary		Bonus	Stock Awards		Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings		All Other Compen- sation	Total
	Year	($)		($)	($)[1]		($)	($)		($)[10]	($)

Stephen R. Brown	2013	505,000		0	1,026,300	[2]	210,296	0	[7]	28,155	1,769,751
President and Chief Executive Officer	2012	467,200		0	0		0	518,984	[7]	21,067	1,007,251
	2011	394,150		0	0		0	285,351	[7]	21,909	701,410

Michael J. Indiveri	2013	192,000	[3]	0	127,425	[4]	53,312	0		13,261	385,998
Executive Vice President and Chief Financial Officer (from May 13, 2013 to present)

Andrew J. Reinhart	2013	230,250		0	34,535	[5]	53,675	141,523	[8]	24,839	484,821
Corporate Controller and former Interim Chief Financial Officer (from May 10, 2012 to May 12, 2013)	2012	225,585		0	238,350	[6]	51,809	132,417	[8]	21,391	669,552

James J. Landy	2013	313,750		0	0		72,188	636,840	[9]	22,522	1,045,300
Executive Chairman	2012	430,000		0	0		0	478,208	[9]	22,789	930,997
	2011	420,640		0	0		0	348,638	[9]	22,273	791,551

Frank J. Skuthan	2013	308,750		0	52,470	[5]	68,040	107,729	[7]	26,929	563,918
Executive Vice President, Commercial Banking Group of the Bank	2012 2011	285,155 272,500		0 0	436,975 0	[6]	59,189 0	288,796 175,507	[7] [7]	21,595 22,921	1,091,710 470,928

Vincent T. Palaia	2013	300,000		0	47,334	[5]	79,200	53,922	[9]	21,319	501,776
Executive Vice President, Asset Recovery and Loan & Asset Purchases of the Bank	2012 2011	300,000 292,300		0 0	0 0		53,410 0	0 467,239	[9] [9]	20,066 20,653	373,476 780,192

1.	Amounts in this column represent restricted stock unit awards granted to our Named Executive Officers in fiscal year 2013 as detailed in the footnotes below in this column. This represents a change in our reporting methodology from prior years’ proxy statements where equity awards were reported for the year earned as opposed to the year of grant. In 2014, we granted both time-based restricted shares and performance-based restricted stock units to our Named Executive Officers based on achievement of Company and individual performance goals in 2013. The grant date fair value of these awards is detailed in “Incentive Program Results for 2013” above and will be reported in the Summary Compensation Table in the Company’s proxy statement filed in connection with its 2015 annual meeting in accordance with the reporting rules of the Securities and Exchange Commission (“SEC”).

2.	The amount in this column represents the restricted stock granted to Mr. Brown in February 2013 in consideration of his promotion to President and CEO in May 2012. See “Mr. Brown’s Promotion Grant” above for additional information regarding this award.

3.	Mr. Indiveri was hired as an employee effective May 13, 2013 at an annual salary of $300,000. The figure in this column reflects the pro-rated salary paid in 2013.

4.	The amount in this column reflects 7,500 shares of restricted stock granted to Mr. Indiveri in connection with his hiring. Half of the award is time-based and vests over 4 years on the anniversary of the grant and half is performance based contingent upon the achievement of a specified performance criteria which was met in October 2013. See “Mr. Indiveri’s Sign-On-Grant” above for additional information regarding this award.

5.	Amount reflects time-based restricted stock granted to the Named Executive Officers in 2013.

6.	Based on achievement of performance metrics under the 2012 Incentive Program. See “Annual Incentive Plan Cash and Equity Compensation” in our 2013 proxy statement filed with the SEC on April 11, 2013 for further detail regarding these awards.

7.	The amount shown represents the increase in the actuarial value during the year of the supplemental pension benefit under the Company’s 1997 Supplemental Retirement Plan.

8.	The amount shown represents the increase in the actuarial value during the year of the individual’s supplemental retirement benefit.

9.	The amount shown represents the increase in the actuarial value during the year of the supplemental pension benefit under the Company’s 1995 Supplemental Retirement Plan.

10.	The following table shows the specific amounts included in the All Other Compensation column for fiscal 2013:

All Other Compensation
		Employer Contribution/ Match		Group Life Insurance Premiums	Personal Use of Company Provided Automobile	Cash Dividends on unvested equity awards	Other Fees
Name		Profit- Sharing Plan	401(k) Plan
	Year	($)	($)	($)	($)	($)	($)
Stephen R. Brown	2013	12,750	2,549	2,551	2,781	7,524	0
Michael J. Indiveri	2013	0	0	870	4,986	675	6,730	[1]
Andrew J. Reinhart	2013	12,750	2,550	1,923	3,455	4,161	0
James J. Landy	2013	12,750	2,550	1,829	5,393	0	0
Frank J. Skuthan	2013	12,750	0	2,206	6,788	5,185	0
Vincent T. Palaia	2013	12,750	2,550	3,595	2,008	417	0

(1)	Consulting fees paid to Mr. Indiveri pending approval of his appointment as our new CFO by the OCC under terms of the Formal Agreement.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

The following table sets forth information regarding the restricted stock awards granted to our Named Executive Officers in 2013, as well as the potential range of annual incentive awards, both equity and non-equity based, that could have been earned for performance during 2013. As discussed above, under the 2013 Incentive Program, annual performance criteria were developed to determine achievement of goals by the Named Executive Officers. These performance-based criteria include financial and non-financial metrics. See “Balanced Scorecard of Strategic Initiatives—Goal Weighting” on page 18 for additional information regarding these criteria.

	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards	Closing Price on Grant Date	Grant Date Fair Value of Award
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name		($)	($)	($)	#	#	#	#	($)	($)[2]
Stephen R. Brown	2/13/2013	—	—	—	—	44,000	—	22,000	15.55	1,026,300
	6/5/2013	138,875	277,750	416,625	—	—	—	—	—	—
Michael J. Indiveri	5/10/2013	—	—	—	—	3,750	—	3,750	16.99	127,425
	6/5/2013	35,000	70,000	105,000	—	—	—	—	—	—
Andrew J. Reinhart	3/6/2013	—	—	—	—	—	—	2,172	15.90	34,535
	6/5/2013	34,540	69,080	103,620	—	—	—	—	—	—
James J. Landy	6/5/2013	55,000	110,000	165,000	—	—	—	—	—	—
Frank J. Skuthan	3/6/2013	—	—	—	—	2,198	—	1,102	15.90	52,470
	6/5/2013	63,000	126,000	189,000	—	—	—	—	—	—
Vincent T. Palaia	3/6/2013	—	—	—	—	1,983	—	994	15.90	47,334
	6/5/2013	60,000	120,000	180,000	—	—	—	—	—	—

1	The amounts reported in these columns show (i) the potential threshold, target and maximum cash awards that could have been achieved for the 2013 performance year under the 2013 Incentive Program, and (ii) shares awarded under the 2013 Incentive Program. For information regarding the actual cash awards earned based on achievement of performance goals under the 2013 Incentive Program, see the Summary Compensation Table above. For information regarding the number of shares earned based on achievement of performance goals under the 2013 Incentive Program, see footnote (1) to the Summary Compensation Table.
2	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of all equity awards granted in 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information on outstanding stock options and unvested restricted stock awards held by the Named Executive Officers at December 31, 2013, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

	Option Awards[1]				Stock Awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Option exercise price	Option expiration	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Name	exercisable	unexercisable	($)[2]	date	(#)		($)	(#)		($)
Stephen R. Brown	3,777	0	$18.747	1/1/2015	18,700	[3]	380,545	11,000	[4]	223,850
	6,868	0	$23.727	2/7/2016
Michael J. Indiveri					3,750	[5]	76,313
Andrew J. Reinhart	5,637	0	$18.777	1/1/2015	990	[6]	20,147	0		0
	5,126	0	$23.761	2/7/2016	12,750	[3]	259,463	0		0
					1,619	[7]	32,947	0		0
James J. Landy	3,896	0	$18.737	1/1/2015	0		0	0		0
	17,710	0	$23.715	2/7/2016
Frank J. Skuthan	3,679	0	$18.850	1/1/2015	23,375	[3]	475,681	0		0
	5,830	0	$23.773	2/7/2016	1,102	[7]	22,426
Vincent T. Palaia	6,413	0	$18.782	1/1/2015	994	[7]	20,228	0		0
	5,830	0	$23.773	2/7/2016

[1]	The number of shares underlying the options were adjusted to reflect 10% stock dividends in December 2005, 2006, 2007, 2008, 2009, 2010, 2011 as applicable. Awards vested in 20% increments on the anniversary of the respective grant dates.
[2]	The option grant price has been adjusted to reflect the allocation of 10% stock dividends.
[3]	Restricted stock awards vest on the anniversary of the grant date at a rate of 15% for each of year one and year two, and at a rate of 35% for each of years three and four.
[4]	Restricted stock award which will vest upon the achievement of certain Board- approved corporate goals
[5]	Restricted stock awards vest on the anniversary of the grant date at a rate of 20% for each of year one and year two, and at a rate of 30% for each of years three and four.
[6]	Restricted stock award granted on March 14, 2012 as consideration for 2011 performance. 25% of the award vested on the date of grant. The remaining 75% vests in equal increments over a three year period on the anniversary of the grant.
[7]	Restricted stock award granted on March 6, 2013 as consideration for 2012 performance. 25% of the award vested on the date of grant. The remaining 75% vests in equal increments over a three year period on the anniversary of the grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting
Stephen R. Brown	0	$0	36,000	$691,365
Michael J. Indiveri	0	0	3,750	72,225
Andrew J. Reinhart	5,230	9,385	3,288	62,755
James J. Landy	0	0	0	0
Frank J. Skuthan	4,801	11,841	6,323	127,308
Vincent T. Palaia	7,051	4,677	5,915	117,673

[1]	The value realized represents the difference between the fair market price of underlying securities on the day of exercise and the exercise price of the options.

PENSION BENEFITS

The Company makes available to its Named Executive Officers a qualified 401(k) and profit sharing retirement plan, which is available to all employees on the same terms and conditions.

The Company provides supplemental retirement benefits to certain Named Executive Officers and other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis.

Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan. Messrs. Brown and Skuthan are participants in the 1997 Supplemental Retirement Plan.

Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the Named Executive Officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual salary paid to the Named Executive Officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company. Messrs. Landy and Brown have a $400,000 salary cap for determination of their benefits under the SERP.

Pursuant to the SERP, the participants receive supplemental retirement benefits determined as described above. Under the SERP the normal retirement date is defined as follows: for Messrs. Landy and Brown. anytime between the attainment of age 60 and age 70 with a minimum of 20 years of service; for Mr. Skuthan, anytime between the attainment of age 65 and age 70. No benefits vest to the participant prior to the normal retirement date except at death or disability as defined in the SERP. Certain benefits may be received based upon a change in control as described in “Potential SERP Payments upon Termination or Change in Control” on page 32. The SERP does not provide for early retirement nor for the crediting of extra years of service. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment. The Company provides Mr. Reinhart with a supplemental retirement benefit of $60,000 payable annually over a period of 15 years following retirement. Mr. Reinhart’s entitlement to this benefit vests after completing fifteen years of employment with the Company. The vesting will accelerate upon his death, termination without cause, disability or change in control.

PENSION BENEFITS IN FISCAL 2013

Name	Plan Name	Number of Years Credited Service[1]	Present Value of Accumulated Benefit[2]
Stephen R. Brown	1997 Supplemental Retirement Plan	20	$1,536,827
James J. Landy	1995 Supplemental Retirement Plan	36	2,783,716
Frank J. Skuthan	1997 Supplemental Retirement Plan	13	1,017,596
Vincent T. Palaia	1995 Supplemental Retirement Plan	25	2,137,119
Andrew J. Reinhart		—	407,058
Michael J. Indiveri		—	—

[1]	Under the terms of the 1995 and 1997 Supplemental Retirement Plans, a participant must have 10 years credited service for pension benefit eligibility.
[2]	The amount shown represents the actuarial accumulated pension benefit using the same assumptions used for financial reporting purposes in our 2013 Annual Report on Form 10-K. Retirement age is assumed to be the normal retirement date as defined in each plan. A complete description of the 1995 and 1997 Supplemental Retirement Plans is included in Note 13 of the Notes to the Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K.

Potential SERP Payments upon Termination or Change in Control

Under the SERP, the participant’s age is accelerated upon a change in control, including a merger, consolidation or sale of substantially all of the Company’s assets. Following a change of control, each participant with at least 10 years of service, for purposes of the SERP, will be deemed to be the greater of age 60 or the participant’s actual age. Should the participant be terminated without cause subsequent to such transaction, Messrs. Landy and Brown will be entitled to receive the full retirement benefit; Mr. Skuthan will be entitled to receive a percentage of the retirement benefit as follows:

Age at Termination	Number of Years Service	Non Forfeiture Benefit
60	10 or more	50%
61	11 or more	60%
62	12 or more	70%
63	13 or more	80%
64	14 or more	90%
65	15 or more	100%

Should a change in control have occurred as of December 31, 2013 and the Named Executive Officers had been terminated without cause as of that date, the Named Executive Officers would have been entitled to benefits under the SERP as follows:

Name	As at December 31, 2013
	Age deemed under the SERP	Number of Years Service	Present Value of Benefit [1]
Stephen R. Brown	60	20	2,372,287
James J. Landy	60	36	2,979,938
Frank J. Skuthan	60	13	1,260,913
Vincent T. Palaia	60	25	2,192,169

[1]	The amount shown represents the present value of benefits paid monthly for 15 years as determined under the SERP resulting from an assumed change in control as of December 31, 2013.

Under his Supplemental Deferred Compensation Agreement, Mr. Reinhart’s retirement benefit vests in full upon a change in control or a termination without cause.

Potential SERP Payments Due to Death or Disability

The Named Executive Officers (or their designated beneficiaries), who are participants in the SERP, are entitled to certain benefits upon death or disability (as defined in the SERP). These benefits entitle the Named Executive Officer (or their designated beneficiaries) to the same retirement benefits under the SERP to which the participant would be entitled at the normal retirement date. Under his Supplemental Deferred Compensation Agreement, Mr. Reinhart’s retirement benefit vests in full upon death or disability.

Compensation Committee Interlocks and Insider Participation

Messrs. Cahill, Holcombe, Ifshin, Thompson and Whiston (commencing April 4, 2013), all of whom are independent directors, served on the Compensation and Organization Committee, in 2013. Mr. Thompson is the only shareholder and officer of a firm that has performed services for the Company. The Bank has made loans to Messrs. Holcombe, Ifshin and Thompson. See “Certain Relationships and Related Transactions,” which begins on page 40. No executive officer of the Company has served as a director or a member of a compensation committee of another company of which any member of the Committee is an executive officer.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, the business which they refer, as well as the skill-level required by the Company of members of the Board. Employee directors do not receive Directors fees. The Compensation Committee reviews and approves all forms of compensation to the Company’s non-employee directors, including the Executive Chairman of the Board.

Cash Compensation Paid to Board Members

Members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $50,000 for Board membership. The Audit Committee Chairman and the Compensation Committee Chairman receive an additional fee of $10,000 per year. The Lead Independent Director receives an additional fee of $25,000 per year. Committee Chairmen of various Bank Board Committees also received Chairman Fees of either $10,000 or $5,000 depending on the Board Committee they Chair. The Director Liaison with the Business Development Board—New York (Mr. Thompson) and Business Development Board—Connecticut (Ms. Foster until February 2013) received an additional annual retainer of

$7,500. Directors receive attendance fees for specific meetings attended, in addition to their Company retainer fee. Per meeting attendance fees were as follows:

The Company and the Bank Board	$1,000
Loan Committee	300
Oversight Committee	500

These retainer and attendance fees were approved by the Board in May 2012 and made effective June 1, 2012 and continued for calendar year 2013. Non-employee directors may elect to receive up to 100% of their retainer fees in the Company’s common stock. The Company permits directors to defer all or any portion of their retainer fees.

Directors’ Retirement Plan

Directors who are not full-time employees of the Company or its subsidiaries participate in the Directors’ Retirement Plan. This plan is designed to benefit all non-employee directors who serve two or more years as a director. Benefits are paid upon a director’s retirement or resignation. The amount to be paid shall be the highest Basic Fee (as defined) paid to the director in any one of the three prior years to the directors’ retirement. Benefits are payable for a period of up to 10 years after resignation or retirement, depending on the number of years of service as a director. Benefits under the plan are not funded.

The following vesting schedule determines the annual benefit to directors:

Percentage of
Director’s Fees
Payable at
Number of Years as a Director	Retirement Age
Less than 2 years	0%
2 years but less than 3	5.0%
3 years but less than 4	10.0%
4 years but less than 5	17.5%
5 years but less than 6	25.0%
6 years but less than 7	32.5%
7 years but less than 8	40.0%
8 years but less than 9	47.5%
9 years but less than 10	55.0%
10 years but less than 11	62.5%
11 years but less than 12	70.0%
12 years but less than 13	77.5%
13 years but less than 14	85.0%
14 years but less than 15	92.5%
15 years or more	100%

Effective December 31, 2008, the Board of Directors suspended the Director’s Retirement Plan. Benefits under the Plan were determined as though the non-employee director had retired or resigned from the Board of Directors at December 31, 2008. Based upon this change to the Plan, annual benefits to each of the non-employee directors upon their retirement or resignation from the Board of Directors under the Directors’ Retirement Plan are: $38,500 to Mr. Holcombe; $55,413 to Mr. Pratt and, $74,000 to Mr. Thompson. Ms. Foster and Messrs. Cahill, Ifshin, Schenk, Lindenbaum and Whiston had less than two years of service as directors at December 31, 2008, and therefore are not entitled to receive annual benefits.

Fiscal 2013 Director Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2013. Messrs. Landy and Brown received no separate compensation for their service as directors and are not included in this table. The compensation received by these individuals as executives of the Company is shown in the Summary Compensation Table on page 27.

Name	Fees Earned or Paid In Cash ($)	Change in [1] Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John P. Cahill	117,333	0	0		117,333
Mary-Jane Foster	76,500	0	0		76,500
Gregory F. Holcombe [2]	102,167	3,370	0		105,537
Adam W. Ifshin	81,000	0	0		81,000
John A. Pratt Jr.	62,800	0	121,985	[3]	184,785
Joseph A. Schenk	71,000	0	12,500	[4]	83,500
Craig S. Thompson	117,300	17,984	0		135,284
William E.Whiston	65,417	0	12,500	[4]	77,917

[1]	Effective December 31, 2008, the Board of Directors suspended the Directors Retirement Plan. This suspension resulted in a reduction of the projected accumulated pension value. Despite the suspension of the Directors Retirement Plan and the freezing of benefits, the table reflects an increase in Pension Value due to the method of accounting for the accumulated benefit obligation.
[2]	Mr. Holcombe had 15,233 options outstanding at December 31, 2013, all of which were exercisable.
[3]	Other Compensation for Mr. Pratt includes $120,000 for his services as consultant relating to business development and retention and $1,985 for personal use of a Company provided automobile.
[4]	Other Compensation for Messrs. Schenk and Whiston includes the consultant fee paid to each of them prior to acceptance of nomination as director by the OCC under the terms of the previously disclosed Formal Agreement which was terminated in October 2013.

PROPOSAL #2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities and Exchange Act, the Company’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement. This proposal is commonly referred to as a “Say-on-Pay” proposal. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

Consistent with the recommendation of the Board of Directors and the preference of our shareholders as reflected in the non-binding advisory vote on the frequency of future “Say-on-Pay” votes held at the 2011 Annual Meeting of Shareholders, the Company will hold an annual “Say-on-Pay” vote.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Organization Committee in 2013 and early 2014.

The Company requests shareholder approval of the following resolution:

“RESOLVED, that the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, and the compensation tables and narrative discussion) is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Board of Directors, the Compensation and Organization Committee or the Company. However, the Compensation and Organization Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required and Board of Directors’ Recommendation

The consideration of an advisory vote to approve the compensation of Named Executive Officers requires the favorable vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE COMPENSATION AND ORGANIZATION COMMITTEE.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”), which consists entirely of independent directors, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Committee has received from our independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the Public Company Account Oversight Board, regarding the independent accountant’s communications with the Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Committee discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the firm’s independence.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2013 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Crowe Horwath LLP (“Crowe”) has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2013, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to any issues identified during this process. The Audit Committee also discussed this process with Crowe. Management’s assessment report and the auditors’ audit report are included as part of the Company’s 2013 Annual Report on Form 10-K.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the independent auditors’ audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2013, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Joseph A. Schenk, Chairman

Adam W. Ifshin

Craig S. Thompson

Change in Independent Registered Public Accounting Firm

As reported on the Company’s Current Report on Form 8-K, dated March 28, 2014, the Audit Committee approved the dismissal of Crowe as the Company’s independent registered public accountant, effective March 25, 2014, following Crowe’s completion of the audit services for the fiscal year ending December 31, 2014 and the filing of the Company’s 2013 Annual Report on Securities and Exchange Commission Form10-K.

The reports of Crowe on the Company’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, and included explanatory paragraphs.

During the Company’s fiscal years ended December 31, 2013, December 31, 2012, and through March 25, 2014, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Securities and Exchange Commission Regulation S-K and the related instructions) between the Company and Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Crowe would have caused Crowe to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). The Company provided Crowe with a copy of the above statements and Crowe furnished the Committee with a letter addressed to the SEC stating their agreement with the statements and disclosures. The Company did not consult the incoming independent registered public accounting firm, KPMG LLP (“KPMG”) regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K during the years ended December 31, 2012 and 2013 and through March 25, 2014.

On March 25, 2014, the Audit Committee approved the appointment of KPMG as the Company’s independent registered public accounting firm to perform independent audit services beginning with the fiscal year ending December 31, 2014.

PROPOSAL # 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Crowe audited our financial statements for the years ended December 31, 2012 and December 31, 2013. The Audit Committee has appointed KPMG as our independent registered public accounting firm for the year ended December 31, 2014. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the appointment of KPMG as our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent registered public accounting firm should be selected. Representatives of both Crowe and KPMG, the Company’s former and current independent registered public accounting firms, are expected to attend the 2014 annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

Set forth below is a summary of the fees paid for the years ended December 31, 2013 and December 31, 2012 to the Company’s independent registered public accounting firm:

	2013	2012

Audit Fees	$259,930	$248,500
Audit-related fees[1]	150,692	145,500
Tax fees[2]	81,935	87,747
All other fees[3]	42,500	7,500

Total	$535,057	$489,247

[1] Audit of internal controls over financial reporting and other related matters
[2] Tax fees	2013	2012

Tax return preparation and review	$71,935	$66,120
Tax consulting – tax research	—	1,500
Tax consulting – IRS audit assistance	10,000

	$81,935	$87,747

[3] All other fees	2013	2012

The Company paid fees relating to the renewal of captive insurance company in 2012 and 2013.	$7,500	$7,500
The Company paid consulting fees with regard to the tax effect of restructuring of A.R. Schmeidler & Co., Inc.	35,000	—

	$42,500	$7,500

Pre-Approval Policies

In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all audit services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent registered public accounting firm. All services must be submitted to the Committee for approval in writing, generally in the form of an engagement letter, which outlines the services to be performed and the associated fees. All of the fees and services described above were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

Ratification of the appointment of KPMG requires the favorable vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons beneficially owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC, and to furnish to the Company copies of such reports. Based solely on the review of copies of the forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% shareholders were timely, with the exception of one late Form 4 filed on behalf of Andrew J. Reinhart with regard to the amendment of shares withheld prompted by the timing of the vesting of Restricted Stock Awards, filed on March 18, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers, Directors and 5% Shareholders

The Bank makes loans to the Company’s executive officers, directors and 5% Shareholders, and immediate family members or businesses with which they are associated, in the ordinary course of business. Such loans are made on substantially the same terms and conditions, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other persons not related to the lender. None of the loans involves more than the normal risk of collectability or presents other unfavorable features. The aggregate amount outstanding for all such loans was $36,443,570 in 2013. (This aggregate amount reflects the full amount outstanding, portions of which are participated to other banks).

Certain Other Related Party Transactions

Mr. Thompson, a director of the Company, is the President and principal shareholder of Thompson Pension Employee Plans, Inc., which has written life insurance policies supporting the Company’s obligations under the supplemental retirement plans for executive officers. The total annual premiums approximated $255,940 in 2013. The commissions earned by Thompson Pension Employee Plans, Inc. during 2013 on these policies were de minimus due to the age of the policies and the commission structure.

Policies Regarding Transactions with Related Persons

The Board of Directors has established and annually approves a written policy governing transactions with related persons. The Company, in the normal course of business, retains the services of various product and service providers. It is our policy to purchase appropriate and necessary products and services at competitive prices and with service quality appropriate to meet our needs. We desire to do business, whenever possible, with those individuals and businesses that are customers of ours, including related persons, provided that such business transactions are concluded on an arms’ length basis and comply with applicable law regarding such transactions.

In selecting a service or product provider, the Company considers various criteria, including:

•	whether the provider is a customer of the Company,

•	whether the provider has previously supplied the Company with goods or services,

•	the provider’s knowledge of the Company and our needs specific to the product or service to be rendered,

•	the provider’s qualifications, reputation and capability, and

•	the total cost of the product or service to be provided.

The Company expects that products or services provided by related persons will be of at least the same quality and competitively priced with those available from non-related persons, including consideration of the items listed above. The Company takes reasonable and appropriate steps to evaluate the pricing, quality and capability of product and service providers, including related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the “beneficial ownership” (as that term is defined in the rules of the SEC) of the common stock as of March 31, 2014, by (a) each Named Executive Officer and member of the Board of Directors, (b) persons known to be a beneficial owner of more than five percent of the common stock and (c) all executive officers and members of the Board of Directors as a group. Persons who hold options that are exercisable within 60 days of March 31, 2014 are deemed to own, beneficially, the shares of common stock that may be acquired on the exercise of such options. Such shares are deemed outstanding for purposes of computing the number of shares owned by the person holding the option, but not for any other purpose. Unless otherwise indicated, the address of each of the individuals named below is: c/o Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707.

Name	Address	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares of Common Stock
Gregory F. Holcombe[1]	35 E. Grassy Sprain Road, Yonkers, NY 10710	2,373,489	(1)	11.8%
Marie A. Holcombe[1]	35 E. Grassy Sprain Road, Yonkers, NY 10710	2,373,489	(1)	11.8%
Matthew A. Lindenbaum	645 Madison Ave.—10th Flr New York, NY 10022	1,970,074	(2)	9.8%
James J. Landy		245,635	(3)	1.2%
Stephen R. Brown		156,827	(4)	*
John P. Cahill		6,720		*
Mary-Jane Foster		5,787		*
Adam W. Ifshin		56,442		*
Joseph A. Schenk		14,000		*
Craig S. Thompson		199,500	(5)	1.0%
William E. Whiston		6,000		*
Michael J. Indiveri		20,215	(6)	*
Vincent T. Palaia		147,100	(7)	*
Andrew J. Reinhart		35,579	(8)	*
Frank J. Skuthan		63,363	(9)	*
All directors and executive officers as a group (17 persons).		5,337,578	(10)	26.6%

*	Less than 1% of the outstanding shares of common stock.
[1]	Gregory F. Holcombe and his wife, Marie A. Holcombe have shared voting and dispositive power over 2,373,489 shares which includes (i) 699,563 shares owned by BMW Machinery Co., Inc. (of which Mrs. Holcombe is the principal shareholder and Mr. Holcombe is an officer); (ii) 572,000 owned by Eldred Preserve, LLC (a New York limited liability company for which Mrs. Holcombe serves as a co-manager); (iii) 746,054 shares held by The Josephine Abplanalp Revocable Living Trust (for which Mrs. Holcombe serves as one of three trustees); (iv) 131,807 shares held in trusts for the benefit of the children of Mr. and Mrs. Holcombe (for which Mrs. Holcombe serves as a co-trustee); and (v) 7,533 shares held by the Heidi Foundation Inc. (of which Mr. and Mrs. Holcombe are directors); (vi) 4,940 shares held in trusts for the benefit of the children of Mr. and Mrs. Holcombe; (vii) 1,503 shares held by an Irrevocable Insurance Trust; (viii) 1,586 shares held by the Holcombe Family Trust; (ix) 3,444 shares for which Mr. Holcombe is custodian for their children; (x) 141,673 shares held by Mr. & Mrs. Holcombe as joint tenants; (xi) 46,953 shares held by Mrs. Holcombe; (xii) 1,300 shares held by Mr. Holcombe and (xiii) 15,233 shares which may be acquired Mr. Holcombe upon the exercise of options, and 8,342 of these shares are pledged as collateral.

[2]	Matthew A. Lindenbaum has shared voting and dispositive power over 1,970,074 shares which includes (i) 152,774 shares owned by Basswood Opportunity Partners, LP. (of which Mr. Lindenbaum is a Managing Member); (ii) 90,629 owned by Basswood Opportunity Fund, Inc. (of Mr. Lindenbaum is a managing member); (iii) 739,423 shares held by Basswood Enhanced Long Short Fund, LP (of which Mr. Lindenbaum is a Managing Member); (iv) 730,756 shares owned by Main Street Master, Ltd. (of which Mr. Lindenbaum is a Managing Member); and (v) 81,181 shares owned by Basswood Financial Fund, LP (of which Mr. Lindenbaum is a Managing Member); (vi) 107,529 shares owned by Basswood Financial Fund, Inc. of which Mr. Lindenbaum is a Managing Member) (vii) 54,655 shares owned by Basswood Financial Long Only Fund, LP (of which Mr. Lindenbaum is a Managing Member); and (viii) 13,127 shares held in a separately managed account for a non-affiliated client of Basswood, and 250,227 of these shares are pledged as collateral.
[3]	Includes 21,606 shares which may be acquired upon the exercise of options; and 90,213 shares pledged as collateral.
[4]	Includes 10,645 shares which may be acquired upon the exercise of options; and 22,803 shares pledged as collateral
[5]	Includes 142,275 shares pledged as collateral.
[6]	Includes 5,425 shares held by The Indiveri Group, LLC, an entity owned 50% by Mr. Indiveri and 50% by his spouse.
[7]	Includes 22,300 shares pledged as collateral.
[8]	Includes 10,763 shares which may be acquired upon the exercise of options.
[9]	Includes 9,509 shares which may be acquired upon the exercise of options.
[10]	Includes 71,253 shares which may be acquired upon the exercise of options.

As of March 31, 2014 other than as listed in the “Security Ownership of Certain Beneficial Owners and Management” table above, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common shares, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares of Common Stock
Basswood Capital Management, L.L.C [1] 645 Madison Avenue, New York NY 10022	1,970,074	(1)	9.83%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,023,217	(2)	5.1%

[1]	This information is based on a Schedule 13D/A filed by Basswood Capital Management, L.L.C. (“Basswood”) on March 27, 2014. Basswood may be deemed to beneficially own 1,970,074 shares which are directly owned by Funds by virtue of the authority granted to it by the funds to vote and dispose of securities.
[2]	This information is based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 29, 2014. BlackRock may be deemed to beneficially own 1,023,217 shares which are directly owned by with sole authority granted to vote 982,335 shares and sole authority to dispose of 1,023,217 shares.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to vote their shares by telephone 1-855-658-0969 inside the United States, through the internet http://www.rtcoproxy.com/hvb or sign the enclosed proxy and return it in the envelope provided. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors

James P. Blose

Secretary

Yonkers, New York

April 9, 2014

A copy of the Company’s Annual Report on Form 10-K (including the financial statements and the financial statement schedules without exhibits) for the year ended December 31, 2013 filed with the SEC has been furnished to shareholders with this Proxy Statement. Additional copies are available upon written request addressed to Wendy Croker, First Vice President, Shareholder Relations, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. The Company’s Annual Report on Form 10-K is also available on the Company’s website at www.hudsonvalleybank.com. Upon written request to the Company, at the address above, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

z	REVOCABLE PROXY HUDSON VALLEY HOLDING CORP.	{

Annual Meeting Materials are available at:

www.proxydocs.com/hvb

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Telephone (using a Touch-Tone Phone); or
2.	By Internet; or
3.	By Mail.

To Vote by Telephone:

Call 1-855-658-0969 Toll-Free on a Touch-Tone Phone anytime prior to 5 p.m., May 7, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/hvb prior to 5 p.m., May 7, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐

Mark here for address change.	☐

Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With- hold	For All Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

(01) James J. Landy	(02) Stephen R. Brown	(03) John P. Cahill
(04) Mary-Jane Foster	(05) Gregory F. Holcombe	(06) Adam W. Ifshin
(07) Matthew A. Lindenbaum	(08) Joseph A. Schenk	(09) Craig S. Thompson
(10) William E. Whislon
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except’’ and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this	Date
proxy card in the box below.

Sign above	Co-holder (if any) sign above

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

x

		For	Against	Abstain
2.	Non-binding advisory vote on compensation of Named Executive Officers	☐	☐	☐
		For	Against	Abstain
3.	Ratify appointment of KPMG LLP as Company’s independent registered public accounting firm for fiscal year ending December 31, 2014	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” EACH OF THE LISTED PROPOSALS.

y

HUDSON VALLEY HOLDING CORP. — ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

www.proxydocs.com/hvb

You can vote in one of three ways:

1.	Call toll free 1-855-658-0969 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.rtcoproxy.com/hvb and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

Hudson Valley Holding Corp.

ANNUAL MEETING OF SHAREHOLDERS

May 8, 2014

10:30 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mary-Jane Foster and Craig S. Thompson, and any one of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Hudson Valley Holding Corp. (the “Company”), to be held at the Company’s headquarters at 21 Scarsdale Road, Yonkers, NY, on Thursday, May 8, 2014 at 10:30 AM, local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

6948